Exhibit 10.7
GOODRICH CORPORATION
SAVINGS BENEFIT RESTORATION PLAN
INTRODUCTION
The purpose of this Plan is to provide supplemental savings plan benefits to certain employees who are or were participants in the Goodrich Corporation Employees’ Savings Plan. The supplemental savings plan benefits provided by this Plan are intended to provide covered employees with savings plan benefits that, in the aggregate, will be equal to the savings plan benefits the employees would receive under the Goodrich Corporation Employees’ Savings Plan if such plan was not subject to certain Internal Revenue Code limitations applicable to qualified retirement plan benefits.
This Plan, currently known as the Goodrich Corporation Savings Benefit Restoration Plan, is hereby amended and restated effective January 1, 2002. This restatement of the Plan reflects all prior amendments to the Plan and also reflects the fact that the provisions of the Goodrich Corporation Pension Benefit Restoration Plan are contained in a separate document.
ARTICLE I. DEFINITIONS
1.1	“Book Account” means the account for each Eligible Employee established on the books of the Company.

1.2	“Change in Control” means a change in control of the Company, as defined in the Goodrich Corporation Management Continuity Agreement, as it may be amended from time to time.

1.3	“Code” means the Internal Revenue Code of 1986. References to any Section of the Code shall be deemed to refer to such Section as it currently exists or as it may be amended from time to time.

1.4	“Committee” means the Benefit Design and Administration Committee, or any designated group with similar responsibilities.

1.5	“Compensation” means an Eligible Employee’s compensation from the Company for any calendar year. Compensation shall include Incentive Compensation.

1.6	“Company” means Goodrich Corporation.

1.7	“Eligible Employee” means an individual who (a) who is or was an employee of the Company, (b) who is or was a participant in the Goodrich Savings Plan, and (c) who is or has been designated as an Eligible Employee by the Board of Directors of the Company.

1.8	“Goodrich Savings Plan” means the Goodrich Corporation Employees’ Savings Plan, as it may be amended from time to time, and its predecessors and successors.

1.9	“Incentive Compensation” means incentive compensation paid to an Eligible Employee by the Company for a calendar year based on an Eligible Employee’s performance.

1.10	“IRS Limits” means the limitations on qualified retirement plan benefits contained in the Code, including Code Sections 401(a)(17), 401(k), 402(g), and 415, as amended from time to time. The Committee, in its sole discretion may authorize the inclusion of additional Code Sections for purposes of this Plan.

1.11	“Key Executive” means an Eligible Employee who entered into an individual deferred compensation agreement with the Company and who was given the opportunity to transfer the entire amount deferred to this Plan.

1.12	“Make-Up Contributions” means the amounts credited to an Eligible Employee’s Book Account pursuant to Section 2.3 of the Plan.

1.13	“Plan” means this Goodrich Corporation Savings Benefit Restoration Plan, as in effect at any time.

1.14	“Salary Reduction Agreement” means an agreement between an Eligible Employee and the Company to reduce the Eligible Employee’s Compensation and to credit the amount reduced to the Eligible Employee’s Book Account under this Plan.

1.15	“Termination Date” means the date on which an Eligible Employee terminates employment with the Company, or if earlier, the date an Eligible Employee begins receiving long-term disability benefits under a long-term disability plan sponsored by the Company.
ARTICLE II. PLAN CONTRIBUTIONS
2.1	An Eligible Employee may elect to reduce his or her Compensation and have the Company credit the amount reduced to the Eligible Employee’s Book Account under this Plan. Prior to the beginning of each calendar year, each Eligible Employee who wishes to participate in the Plan for the following calendar year shall execute an irrevocable Salary Reduction Agreement. Salary Reduction Agreements shall remain in effect for the entire subsequent calendar year and may not be modified or revoked by the Eligible Employee. Each Salary Reduction Agreement shall specify the percentage of the Eligible Employee’s Compensation to be credited to the Plan in 1% increments. The maximum amount of Compensation that an Eligible Employee may have credited to the Plan for any calendar year shall be 25% of the Eligible Employee’s Compensation for the year. Prior to the beginning of any subsequent calendar year, an Eligible Employee may execute a new Salary Reduction Agreement for the subsequent calendar year. If an Eligible Employee who is contributing to this Plan does not submit a new Salary Reduction Agreement prior to the beginning of a subsequent calendar year, the Eligible Employee’s prior year election shall remain in force and be fully applicable to the subsequent calendar year.
2.2	The Book Account of each Eligible Employee shall be credited each year with a Make-Up Contribution equal to (a) the amount that the Company would have contributed to the Goodrich Savings Plan on behalf of the Eligible Employee for the calendar year if the Goodrich Savings Plan did not contain IRS Limits, and if the Compensation credited to the Eligible Employee’s Book Account under this Plan had been contributed to the Goodrich Savings Plan, reduced by (b) the amount actually contributed to the account of the Eligible Employee under the Goodrich Savings Plan for the calendar year (other than amounts contributed pursuant to an Eligible Employee’s election to defer Compensation into the Goodrich Savings Plan).

2.3	Amounts credited to the Book Account of an Eligible Employee pursuant to this Article II and amounts deferred by a Key Executives pursuant to an individual deferred compensation agreement shall be credited to the Book Account maintained by the Company for the benefit of the Eligible Employee and/or Key Executive. All amounts credited to the Book Account of an Eligible Employee shall be credited for accounting purposes only and shall remain as part of the general assets of the Company subject to the claims of the Company’s general creditors. Each Eligible Employee and Key Executive shall advise the Committee as to the investment of his or her Book Account by choosing among investment options offered under the Plan. Earnings or losses generated from the investments selected for a Book Account shall be credited or debited to such Book Account. Notwithstanding the foregoing, the Company shall have no obligation to actually invest the amount credited to any Book Account or to purchase any investment option used to measure investment returns on any Book Account.
ARTICLE III. PAYMENT OF BOOK ACCOUNTS
3.1	Except as otherwise provided in Section 3.2, the Book Account of an Eligible Employee shall be paid in cash to the Eligible Employee, or to his or her beneficiary, in a single lump sum payment 90 days after the Eligible Employee’s Termination Date, or as soon as administratively feasible thereafter.

3.2	Notwithstanding the provisions contained in Section 3.1, an Eligible Employee may elect to have his or her Book Account paid in monthly installments over a period of five, ten, or fifteen years, or in a partial lump sum payment followed by installment payments over a period of five, ten, or fifteen years. An election of installment payments shall be made in writing and may be delivered to the Committee at any time up to 15 days before the Eligible Employee’s Termination Date. Installment payments shall commence 90 days after the Eligible

Employee’s Termination Date, or as soon as administratively feasible thereafter, and shall continue to be made on a monthly basis for the duration of the period chosen. If the Eligible Employee dies prior to receiving all installment payments, remaining installment payments shall be paid to the Eligible Employee’s beneficiary in a lump sum. Notwithstanding the foregoing, if an Eligible Employee has a distribution election form on file with the Committee prior to January 1, 2003, such election shall remain in effect unless or until it is changed by the Eligible Employee.
3.3	The determination of the amount of installment payments shall be designed to distribute the entire Book Account in a series of substantially similar payments over the installment period chosen by the Eligible Employee. Notwithstanding the foregoing, if an Eligible Employee’s monthly installment payments are estimated to be less than $300 per month as of the date benefits commence, the Committee may shorten the installment period, in increments of five years, until the monthly installment payments are estimated to equal or exceed $300. Notwithstanding the provisions contained in Section 3.2, if an Eligible Employee’s Book Account is less than $10,000 on the date that installment payments are to commence, the Book Account shall be paid to the Eligible Employee in a single lump sum payment.

3.4	Notwithstanding the foregoing provisions of this Article III, if this Plan is terminated within three years after a Change in Control, all Book Accounts under the Plan will be paid to all Eligible Employees or their beneficiaries in a single lump sum payment as soon as administratively feasible.

3.5	Benefits under this Plan shall be subject to Federal, state, and local laws applicable to income tax withholding. Book Account payments shall be reduced by amounts withheld.
ARTICLE IV. AMENDMENT AND TERMINATION
4.1	The Board reserves the right to amend this Plan or terminate it at any time; provided, however, that no such amendment or termination shall have the effect of reducing the amount credited to an Eligible Employee’s Book Account prior to such amendment or termination. The Committee may amend the Plan at any time, provided that amendments made by the Committee shall only be valid if the amendments do not materially impact the cost or the nature of the Plan. Notwithstanding the foregoing, the Plan may not be amended or terminated for a period of two years after a Change in Control unless a majority of the Eligible Employees participating in the Plan consent to the amendment or termination.

4.2	In the event of Plan termination, all Book Accounts under the Plan will be paid to all Eligible Employees or their beneficiaries in a single lump sum payment as soon as administratively feasible.

ARTICLE V. GENERAL PROVISIONS
5.1	This Plan shall be administered by the Committee, which shall maintain records to enable the Committee to identify Eligible Employees and/or beneficiaries who are entitled to receive benefits under the Plan and the amount of such benefits.

5.2	The right or interest of any person entitled to a benefit under this Plan shall not be subject to voluntary or involuntary alienation, assignment, or transfer of any kind.

5.3	The establishment of this Plan shall not confer any legal right to an Eligible Employee for continuation of employment, or interfere with the right of the Company to discharge any Eligible Employee or to treat an Eligible Employee without regard to the effect that such treatment may have under this Plan.

5.4	Except to the extent that Federal Law is controlling, this Plan shall be construed and administered in accordance with the laws of the State of North Carolina.